Exhibit 99.1
www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Lilian Stern (investors)
Chief Executive Officer	Stern Investor Relations, Inc.
(678) 746-1136	(212) 362-1200
rplumb@inhibitex.com	Lilian@sternircom
FOR IMMEDIATE RELEASE

INHIBITEX ANNOUNCES LICENSE AND
COMMERCIALIZATION AGREEMENT WITH 3M
— Diagnostic Products to Utilize Inhibitex MSCRAMM Protein Platform —
ATLANTA, Georgia — January 4, 2007 — Inhibitex, Inc. (Nasdaq: INHX) today announced that it has entered into a license and commercialization agreement with 3M for the development of various diagnostic products using Inhibitex’s MSCRAMM® protein platform. Under the terms of the agreement, Inhibitex granted 3M an exclusive global license to use Clumping Factor A (ClfA), an MSCRAMM protein, in the development of diagnostic products in exchange for license fees, future milestone payments, financial support of further research and development activities and royalty payments on product sales that will exceed $4.0 million in cash considerations over the next five years. 3M also received a license to use additional MSCRAMM protein targets for the development of other diagnostic products.
“We are delighted that 3M, a recognized innovator in the area of infection prevention, has chosen our MSCRAMM protein targets for use in their diagnostic products to detect Staphylococcus aureus (S. aureus) and other bacterial and fungal pathogens,” stated Dr. Joseph M. Patti, chief scientific officer of Inhibitex. “This agreement reflects on the breadth of our MSCRAMM proteins and yet another opportunity for us to leverage our platform technology.”
MSCRAMM proteins are a family of proteins located on the surface of pathogenic organisms that represent viable targets for the development of therapeutic and diagnostic products. ClfA is an MSCRAMM protein that has been shown to be present on the vast majority of S. aureus strains.
About Inhibitex
Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company that has historically focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. Currently, all of the Company’s drug development programs are based on its proprietary MSCRAMM protein platform. The Company’s pipeline consists of Aurexis, a clinical-stage humanized monoclonal antibody being developed for the treatment of serious, S. aureus bloodstream infections and

9005 Westside Parkway ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299

preclinical programs that include a partnership with Wyeth to develop staphylococcal vaccines and a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci. The Company recently announced a strategy to pursue clinical-stage development opportunities beyond its MSCRAMM platform through in-licensing, acquisition or merger. Although the Company plans to continue pre-clinical studies of its therapeutic MSCRAMM-based programs, it has postponed the initiation of any additional clinical trials pending the outcome of these strategic activities. For additional information about the Company, please visit www.inhibitex.com.
About 3M Health Care
3M Health Care, one of 3M’s six major business segments, provides world-class innovative products and services to help health care professionals improve the practice and delivery of patient care in medical, dental, orthodontic and health information markets. For more information, go to www.3M.com/Healthcare.
3M is a trademark of 3M Company.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts in this press release, including statements regarding: the potential for Inhibitex to receive future payments, research support or a royalty on product sales in connection with the 3M agreement; its corporate strategy to pursue clinical-stage development opportunities through in-licensing, acquisition or merger; and its plans to continue to conduct pre-clinical studies of its therapeutic MSCRAMM-based programs are forward looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from these forward-looking statements, including risks related to: 3M’s ability to successfully develop and commercialize diagnostic products using MSCRAMM protein targets; the Company’s ability to obtain, maintain and protect the intellectual property incorporated into its MSCRAMM protein platform; the viability of ClfA as a target for diagnostic products; the Company’s ability to identify suitable in-licensing, acquisition or merger opportunities in a timely manner and on acceptable terms and conditions, if at all; the Company’s ability to obtain funding to support its planned future business activities; and other cautionary statements contained elsewhere herein, and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the Inhibitex’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for March 31, 2006, June 30, 2006 and September 30, 2006 as filed with the Securities and Exchange Commission, or SEC, on March 13, 2006, May 10, 2006, August 7, 2006, and November 7, 2006 respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.
There may be events in the future that the Company will be unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though their respective situations may change in the future, unless they have obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly any forward-looking statements, by these cautionary statements.
Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.
###

9005 Westside Parkway ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299